Exhibit 10.12


                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

         This Amended and Restated Employment Agreement ("Agreement") is entered into by Eagle Broadband, Inc. ("Company") and David Micek ("Employee"), to be effective as of May 12, 2005 the "Effective Date"). This Agreement fully amends and supersedes that certain Employment Agreement between the Company and Employee dated November 15, 2004.

                                   WITNESSETH:

         WHEREAS, Employee has been employed by Company since November 15, 2004; and

         WHEREAS, the Company desires to continue to employ Employee from and after the Effective Date pursuant to the terms and conditions and for the consideration set forth in this Agreement, and Employee desires to continue to be employed by Company pursuant to such terms and conditions and for such consideration.

         NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, the Company and Employee agree as follows:

                       ARTICLE 1: EMPLOYMENT AND DUTIES:

1.1 The Company agrees to employ Employee, and Employee agrees to be employed by the Company, beginning as of the Effective Date and continuing until the date of termination of Employee's employment ("Termination Date") or the expiration of this Agreement by its terms at the end of the Term and any renewals thereof ("Expiration Date"), subject to the terms and conditions of this Agreement. The "Employment Period," as used herein, shall mean the period commencing on the Effective Date, and ending on the earlier of the Termination Date or the Expiration Date. The "Term," as used herein, shall mean the three (3) year period commencing on the Effective Date, and expiring at midnight of the day before the third (3rd) anniversary of the Effective Date.

                  (a) At least thirty (30) days prior to the expiration of the Term (and each mutually agreed to extension thereof), the Board of Directors of the Company (the "Board") shall notify the Employee, in writing pursuant to Section 5.1, of the Board's desire to continue Employee's employment beyond the end of the Term (or any mutually agreed to extension thereof). If the Board desires to retain the Employee, then the parties shall amend this agreement to extend the Employment Period for an additional two (2) year period ("Extension Period"), and the Term (or any mutually agreed to extension thereof) shall be extended for an additional two (2) years, or a new employment agreement (on substantially the same terms as this Agreement) shall be negotiated, prepared, and put into effect prior to the end of the Term (or any mutually agreed to extension thereof); however if the parties cannot agree to the terms of a new agreement by the expiration of the Term (or any mutually agreed to extension thereof), then Employee's employment shall terminate at the end of the Term (or any mutually agreed to extension thereof), and shall be subject to Section 3.2(b).


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                  (b) For the avoidance of doubt it is the parties'
         understanding that if this Agreement is extended for an Extension Period or any subsequent Extension Period, at the end of any such Extension Period, the provisions of Section 1.1 (a) shall apply, and any reference in this Agreement to the Term shall include any mutually agreed extension thereof, whether or not expressly noted.

         1.2 Beginning as of the Effective Date and throughout the Term (and mutually agreed to extension thereof), Employee shall be employed as President and Chief Executive Officer of the Company. Employee shall report to the Board. Employee agrees to serve in such position, and to perform diligently and to the best of Employee's abilities the duties and services pertaining to such positions as reasonably determined and assigned by the Board, as well as such additional or different duties and services appropriate to such positions which the Employee from time to time may be directed to perform by the Board.

         1.3 Employee shall at all times comply with and be subject to such policies and procedures as the Company may establish from time to time, including, without limitation, the Company's Employee Handbook and Code of Business Ethics.

         1.4 Employee shall, during the Employment Period, devote Employee's full business time, energy, and best efforts to the business and affairs of the Company. Employee may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Employee's performance of Employee's duties hereunder, is contrary to the interest of the Company or any of its affiliated subsidiaries and divisions (collectively, "Eagle Broadband, Inc."), or requires any significant portion of Employee's business time. The foregoing notwithstanding, the parties recognize and agree that Employee may engage in passive personal investments and other business activities that do not conflict with the business and affairs of the Company or interfere with Employee's performance of his duties hereunder. Employee shall be eligible to serve on the Board of directors or committees thereof of entities other than Eagle Broadband, Inc. during Employee's employment by the Company, subject to the Board's advance consideration and approval thereof. Employee shall be permitted to retain any compensation received for approved service on any unaffiliated corporation's Board of directors or committees thereof.

         1.5 Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity, and allegiance to act at all times in the best interests of the Company and to do no act which would, directly or indirectly, injure any such entity's business, interests, or reputation. It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect the Company or involves a possible conflict of interest. In keeping with Employee's fiduciary duties to the Company, Employee agrees that during the Employment Period Employee shall not knowingly become involved in a conflict of interest with the Company, or upon discovery thereof, allow such a conflict to continue. Moreover, during the Employment Period Employee shall not engage in any activity that might involve a possible conflict of interest without first obtaining approval in accordance with this Agreement and the Company's policies and procedures.

                     ARTICLE 2: COMPENSATION AND BENEFITS:

         2.1 During the Employment Period, the Employee shall receive a base salary ("Base Salary") of Two Hundred Seventy Five Thousand Dollars ($275,000) per annum, less all required deductions, including but not limited federal withholding, social security and other taxes, and payable bi-weekly on the Company's regular payroll schedule. In the future, after each anniversary date during the Employment Period hereof, Employee's salary shall be reviewed by the


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Board or the Compensation Committee thereof and may be increased as determined from time to time by the Board. Any increase in the Base Salary shall not serve to limit or reduce any other obligation to the Employee under this Agreement. During the Term (and each mutual extension thereof), the Base Salary (as increased from time to time) shall not be reduced.

         2.2 Employee shall be eligible to be paid an annual bonus based upon Employee's or the Company's attainment of certain targeted goals. The Employee and the Chair of the Compensation Committee shall each year agree to annual bonus targets and shall evidence same by a written letter or agreement.

         2.3 In addition to the payment of Base Salary, the Company hereby grants to the Employee, as an incentive to maximize the potential of the Company, the following equity incentives:

                  The Company has previously issued to Employee non-qualified stock options (the "Stock Options") to purchase 500,000 shares of common stock from the Company exercisable at $.61 per share. Such stock options vest monthly in equal increments over a thirty-six (36) month period beginning November 15, 2004, unless there is a Change of Control (as defined below) in which case all such Stock Options shall vest immediately. The Stock Option Agreement pertaining to the Stock Options shall contain a cashless conversion feature as well as standard anti-dilution provisions. The Stock Option Agreement shall also provide that the Stock Options are non-transferable and expire at the close of business on October 31, 2009.

                  The Company shall, in addition to the above Stock Options, issue to Employee Stock Options to purchase 6,700,000 shares of common stock from the Company exercisable at the closing market price on the date of this Agreement. Such Stock Option vest monthly in equal increments over a thirty-six (36) month period beginning the date of this Agreement, unless (a) there is a Change of Control, (b) Employee is terminated without Cause or terminates for Good Reason, in both of which cases all such Stock Options shall vest immediately. All Stock Options will remain exercisable for a period of twenty-four
                  (24) months following termination. The Stock Option Agreement pertaining to the Stock Options shall contain a cashless conversion feature as well as standard anti-dilution provisions. The Stock Option Agreement shall also provide that the Stock Options are non-transferable and expire at the close of business on October 31, 2009.

                  The Company shall also grant to the Employee 2,000,000 shares of Restricted Stock. Such Stock shall become vested based upon Employee's or the Company's attainment of certain targeted goals. The Employee and the Chair of the Compensation Committee shall agree to Restricted Stock bonus targets and shall evidence same by a written letter or agreement.


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The Stock Options and Common Stock issuable thereunder shall be registered under a Form S-8 immediately upon issuance of the Stock Options. Restricted Stock shall be registered under Form S-8 no later than upon vesting of same.

"Change of Control" is defined to be any of the following events: (i) the stockholder's approval of a plan of complete liquidation of Company; or (ii) the consummation of the sale of disposition by Company of all or substantially all of Company's assets; or (iii) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended) is or becomes the "beneficial owner" (as defined in Rule 13d-3 or 13d-5 under said
Act), directly or indirectly, of securities of Company representing 50% or more of the total voting power represented by Company's then outstanding voting securities; or (iv) the date of the consummation of a merger or consolidation of Company with any other corporation that has been approved by the stockholders of Company, other than a merger or consolidation which would result in persons who were the direct or indirect owners of voting securities of Company outstanding immediately prior to the consummation of such merger or consolidation becoming, immediately after such consummation, the direct or indirect owners of voting securities representing more than fifty (50) percent of the total voting power represented by the then-outstanding voting securities of the surviving corporation, in substantially the same respective proportions as such persons' ownership of the voting securities of Company immediately before such consummation. A transaction shall not constitute a Change of Control if its sole purpose is to change the state of Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held Company's securities immediately before such transaction.

         o 2.4 During the Employment Period (or after as necessary), the Employee shall be entitled to the following fringe benefits:

         o        $750 per month car and insurance allowance;

         o Premium 3rd party health, eye and dental insurance for the Employee and his family, 100% paid for by the Company;

         o Premium 3rd party short term and long term disability insurance for the Employee, paid by the Company;

         o Membership in South Shore Harbor or equivalent executive level health club;

         o D&O insurance that covers Employee from his inception date and during the entirety of his Employment Period and following the conclusion of his Employment Period;

         o Up to $12,000 per year in financial tax planning and/or outside company related legal expenses, paid by the Company;

         o Up to $3,000 per year for reimbursement of existing monthly personal life insurance policy premiums;

         o Reimbursement of Employee's attorneys fees incurred in the negotiation and review of this Agreement, up to $5,000;


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         o        Any increase in payment necessary to Employee to compensate
                  Employee for excise taxes incurred as a result of any severance payment pursuant to Article 3 of this Agreement or payment made as a result of a Change of Control and any income or excise taxes incurred on the gross-up payments..

Employee shall also be permitted to participate in incentive, savings, and retirement plans, and other standard benefit plans afforded to executive-level employees of the Company, including, without limitation, travel accident insurance plans and other programs of the Company and not listed above, to the extent Employee is otherwise eligible under the terms and conditions of the applicable plan or policy, and as such plans or policies may be from time to time be amended, modified or terminated by the Company without prior notice. Dependents of Employee may participate in such plans to the extent allowed for other dependents of executive level employees of the Company as allowed by the applicable plan. This Agreement shall not be construed to limit in any respect the Company's right to establish, amend, modify, or terminate any benefit plan or policy. Furthermore, the Company shall not by reason of this Article 2 be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any incentive compensation, employee benefit, or stock or stock option program or plan, so long as such actions are similarly applicable to covered employees generally.

During Employee's employment and after his employment ends, Employee shall, at the request of Company, render all reasonable assistance and perform all lawful acts that Company reasonably considers necessary or advisable in connection with any litigation involving Company or any director, officer, employee, shareholder, agent, representative, consultant, client or vendor of Company; provided, however, that if such assistance or performance occurs after his employment with Company ends, Employee shall be compensated for his time at an hourly rate commensurate with his Base Salary pay rate on the date his employment with Company is terminated, and reasonable efforts will be made to accommodate Employee's schedule.

         2.5 During the Employment Period, the Company shall pay or reimburse Employee for all actual, reasonable, and customary expenses incurred by Employee in the course of his employment, including business-related travel expenses, subject to the terms of and Employee's compliance with the Company's Expense Policy, as amended from time to time, and any other applicable Company policies related to business expenses.

         2.6 During the Employment Period, the Employee shall be entitled to four weeks of vacation and sick days, fully paid, per calendar year. Any unused vacation can be carried over each year and will be paid as compensation upon termination of employment.

         2.7 The Company may withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

         2.8 The Company shall reimburse the Employee, upon submission of reasonably detailed receipts or other reasonable evidence of payment by Employee, all reasonable and necessary expenses incurred by Employee after the effective date of this Agreement in connection with his relocation from his current residence to Houston, Texas (not to exceed $100,000), including, but not limited to transportation to and from Plano, Texas, hotel, meals and other approved and documented temporary living and commuting, relocation costs incurred by Employee in both Plano and Houston, Texas that include but are not


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limited to real estate fees, selling expenses, buying points, buying related expenses, costs of moving household goods and automobiles and expenses incurred by Employee's spouse during house hunting trips. In the event that any amounts reimbursed by the Company under this Section 2.7 are deemed to constitute ordinary taxable income of the Employee for federal tax purposes for the 2005 calendar year, the Company shall pay to Employee on or before April 15, 2006 an amount equal to 35% of the total amount reimbursed and deemed taxable to the Employee under this Section 2.7.

         2.9 The Company shall indemnify the Employee against all liabilities and reasonable expenses that may be incurred in any threatened, pending or completed action, suit or proceeding with respect to matters relating to the Employee's services as an officer and/or director of the Company or any of its affiliates to the fullest extent set forth in the Company's Bylaws as amended from time to time and in accordance with the terms of any other indemnification which is generally available to executive officers of the Company or any affiliate that may be provided by the Company or any affiliate from time to time. The Company shall pay for the reasonable expenses incurred by the Employee in the defense of or participation in any proceeding to which Employee is a party because of his service to the Company. The foregoing indemnity is contractual and shall survive any adverse amendment to or repeal of the Bylaws. The Company shall also cover Employee under a policy of officers' and directors' liability insurance providing coverage that is comparable to that provided now or hereafter to any other executive officer or director of the Company. The provisions of this Section shall survive the termination of Employee's employment for any reason and the term of this Agreement.

                      ARTICLE 3: TERMINATION OF EMPLOYMENT
                        AND EFFECTS OF SUCH TERMINATION:

         3.1 (a) Employee's employment shall be terminated during the Employment Period by reason of the following circumstances:

                  (i) Death of Employee.

                  (ii) Permanent Disability. "Permanent Disability" shall mean Employee's physical or mental incapacity to perform his usual duties, with such condition likely to remain continuously and permanently as determined by the Board or Board of Directors. The decisions as to whether and as of what date Employee has become permanently disabled are delegated to the Board or Board of Directors for determination, and any dispute of Employee with any such decision shall be limited to whether the Board or Board of Directors reached such decision in good faith.

                  (iii) Voluntary Termination. "Voluntary Termination" shall mean a termination of employment at the election of Employee without Good Reason. "Good Reason" is defined to be (1) a Change in Control;
         (2) a reduction in base salary or increase in agreed upon bonus targets; (3) a material decrease in the level of responsibility, title or benefits to Employee; (4) relocation of the Company headquarters more than 50 miles from its current headquarters; or (5) the Company willfully breaches a material term of this Agreement and fails to cure same after written notice from Employee and ten (10) business days thereafter such breach remains uncured. Employee will provide the Company with thirty (30) days advance notice of his intent to terminate his employment voluntarily (except for (5) above). Employee shall continue to remain an employee of the Company through the thirty (30) day notice period and will perform such duties, if any, assigned to him by the Company during the notice period. Notwithstanding the foregoing, the Company may, at its option, waive the Employee's obligation to remain an employee during all or any portion of the thirty (30) day notice period, in which case Employee's employment shall cease immediately. If the Company waives the thirty (30) day notice period, Company shall pay Employee for the full thirty (30) day period if Employee has terminated for Good Reason.


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                  (iv) Termination by Company for Cause. "Termination for Cause"
         shall mean a termination of employment immediately upon written notice to the Employee from the Company that an event constituting "Cause" has occurred. For purposes of this Agreement, the term "Cause" shall be defined as: (a) a material act of dishonesty or fraud; (b) a knowing and material violation of any written policy of the Company or applicable to the Company's operations; (c) a knowing and material violation of an applicable law, rule, or regulation that exposes the Company to damages or liability; (d) a material breach of fiduciary duty; (e) conviction of a felony or (f) a failure to follow the reasonable directions of the Board or the Board of Directors; provided that Employee shall be provided ten (10) business days to cure any default under this subparagraph (f). In the event that Employee is terminated for Cause, Employee shall be provided with notice of such termination in accordance with Section 5.1 below. In the event that Employee is terminated for Cause, Employee shall be provided with notice of such termination in accordance with Section 5.1 below.

         (b) In the event Employee's employment terminates as a result of any of the circumstances described in Section 3.1(a)(i) through (iv) above except for Employee's voluntary termination for Good Reason, all future compensation to which Employee would otherwise be entitled and all future benefits for which Employee is eligible shall cease and terminate as of the Termination Date, except as specifically provided in this Section 3.1, for prorated portions of any bonuses earned or due Employee, and the terms of any of the Company's health or welfare plans. Employee shall also receive payment, if any, for accrued and unused vacation days.

         (c) Notwithstanding anything contained in Section 3.1(b), in the event that Employee's employment terminates as a result of death or permanent disability resulting from any accident or incident beyond Employee's control that occurs while Employee is traveling on Company business or is in the course and scope of employment (excluding any accident or incident occurring when Employee is traveling within Houston and to or from his normal place of business or his residence), the preceding paragraph shall not apply, and instead Employee (or his Estate, as the case may be) shall be entitled to receive payment subject to and calculated in accordance with the provisions of Sections 3.2(a) and 3.2(a)(i) through (iii) below.


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         3.2 The Company reserves the right to terminate Employee's employment for any reason other than the circumstances described in Sections 3.1(a)(i) through 3.1(a)(iv) above.

                  (a) If the Termination Date occurs during the Term (or any mutual extension thereof) other than because of the circumstances described in Sections 3.1(a)(i) through 3.1(a)(iv) above, or if Employee voluntarily terminates for Good Reason, after Company's receipt of a full release of all claims against the Company (excluding only payments called for under this Agreement, claims for indemnification pursuant to Section 2.9 or benefits and payments to be payable after Termination Date under any of the Company's health or welfare plans) Company shall pay Employee a lump sum, within thirty
         (30) days after the Termination Date, a termination payment (subject to required taxes and withholdings) consisting of the following:

                           (i) pro rata Base Salary through the Termination Date
                  and prorated bonuses earned through the Termination Date;

                           (ii) payment, if any, for accrued and unused vacation
                  days; and

                           (iii) the Employee's Base Salary for an eighteen (18)
                  month period.

                  Company shall also maintain Employee's health insurance for the required 18 month COBRA period, paying the premiums called for under such statute to maintain such insurance if Employee does not obtain substitute health insurance with another Employer.

                  (b) Termination of the employment relationship as a result of expiration of the Term of this Agreement shall not require any notice of termination, and Employee shall only be entitled to the payments stipulated in (i) and (ii) above, but not any other payments.

         3.3 Any Termination Payment paid to Employee pursuant to Section 3.2 shall be in consideration of Employee's continuing obligations under Article 4. Nothing contained in this Article 3 shall be construed to be a waiver by Employee of any benefits accrued for or due Employee under any employee benefit plan (as such term is defined in the Employee Retirement Income Security Act of 1974, as amended), maintained by the Company except that Employee shall not be entitled to any severance benefits pursuant to any severance plan or program of the Company.

         3.4 Termination of the employment relationship does not terminate those obligations imposed by this Agreement that are continuing obligations, including Employee's obligations under Article 4.

              ARTICLE 4: OWNERSHIP AND PROTECTION OF INTELLECTUAL
                   PROPERTY AND CONFIDENTIAL INFORMATION; NON
                             COMPETITION AGREEMENT:

         4.1 All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during Employee's employment by the Company (whether during business hours or otherwise and whether on the Company's premises or otherwise) which relate to the business, products or services of the Company (including, without limitation, all such information relating to corporate opportunities, confidential financial information, research and development activities, sales data, pricing and


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trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or potential customers and their requirements, the identity of key contacts within the customers' organizations or within the organizations of acquisition prospects, marketing and merchandising techniques, prospective names, and marks), and all writings or material of any type embodying any of such items, shall be the sole and exclusive property of the Company.

         4.2 Employee acknowledges that the businesses of the Company are highly competitive and that their strategies, methods, books, records, and documents, their technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning their customers and business affiliates (including but not limited to the products and/or services marketed, advertised, and/or sold to customers and prospective customers, and the prices charged or quoted to them for such products and/or services, and the business activities, needs, and requirements for products and/or services of such customers or prospective customers) all comprise confidential business information and trade secrets which are valuable, special, and unique assets which the Company use in their business to obtain a competitive advantage over their competitors. Employee further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to the Company in maintaining their competitive position. Employee hereby agrees that Employee will not, at any time during or after the Employment Period, make any unauthorized disclosure of any confidential business information or trade secrets of the Company, or make any use thereof, except in the carrying out of his employment responsibilities hereunder. Confidential business information shall not include information that is now in, or hereafter becomes part of, the public domain, whether by publication, patenting or otherwise than as a result of the Employee's breach of this Agreement; information that the Employee can show, through documentary evidence, already was in its possession prior to its receipt from the Company hereunder; information which, subsequent to its receipt hereunder, is disclosed, without obligation or confidence, to the Employee hereunder by a third party not known to be under an obligation of confidence to Company hereunder; or information that the Company authorizes for public release. The above notwithstanding a disclosure shall not be unauthorized if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial arbitration, dispute resolution or other legal proceeding in which Employee's legal rights and obligations as an Employee or under this Agreement are at issue; provided, however, that Employee shall, to the extent practicable and lawful in any such events, give prior notice to the Company of his intent to disclose any such confidential business information in such context so as to allow the Company or the applicable an opportunity (which Employee will cooperate with and will not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate.


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         4.3 All written materials, records, and other documents made by, or coming into the possession of, Employee during the Employment Period which contain or disclose confidential business information or trade secrets of the Company shall be and remain the property of the Company, as the case may be. Upon termination of Employee's employment with the Company, for any reason, Employee promptly shall deliver the same and all copies thereof to the Company.

         4.4 To enable Employee to perform the duties contemplated by this Agreement, the Company promises that it will disclose confidential information, including confidential business information and trade secrets of the nature described or referenced in Sections 4.1 - 4.3 above, during the Employment Period and before termination of the employment relationship established by this Agreement. In return for and ancillary to the promise made by the Company to make such disclosure, (and ancillary to the other covenants of the Company under this Agreement)" Employee hereby makes a reciprocal promise designed to enforce the Company's interest in protecting its confidential information and its goodwill. Accordingly, Employee promises to comply with the obligations set forth in Sections 4.1 through 4.3 above, and furthermore, Employee agrees that, during Employee's employment with the Company and for eighteen (18) months following the termination of Employee's employment, the Employee will not, directly or through any other person, firm, or corporation:

                  (a) in any state of the United States of America in which the Company presently does business or does business during Employee's employees perform services as an employee, officer, director or independent contractor for any Competing Enterprise (as defined below);

                  (b) be an owner, shareholder (except for the ownership by Employee of less than Five Percent (5%) of the equity securities of any publicly-traded company), agent, or partner of, or serve in an executive position with, any Competing Enterprise;

                  (c) call on or otherwise communicate with any customer or prior customer of the Company or any business referral sources or vendors to the Company including any respective successors and assigns, for the purpose of soliciting business for a Competing Enterprise or for someone other than the Company; or

                  (d) do anything to interfere with the normal operation of the businesses of the Company including, without limitation, make any effort personally or through others to recruit, hire, or solicit any employee or independent contractor of the Company to leave the Company, or to interfere in any way with the Company's relationships with its customers or suppliers.

For purposes of this Section, the term "Competing Enterprise" shall mean: any person or any business organization of whatever form, excluding the Company, engaged directly or indirectly in any business or enterprise whose business activities involve the lines of business described in the Company's most recent Form l0K filed with the Securities & Exchange Commission at the time of termination of this Agreement, along with any lines of business added by the Company from the date of filing such 10-K to the date of termination of the Employee's employment.

                           ARTICLE 5: MISCELLANEOUS:

         5.1 For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when received by or tendered to Employee or the Company, as applicable, by pre paid courier or by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:


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         If to the Company, to

                  Eagle Broadband, Inc.
                  101 Courageous Drive
                  League City, Texas 77573

         If to Employee, to his last known personal residence.

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

Notwithstanding the foregoing, any Notice of Termination pursuant to Article 3 may be delivered to the Employee in accordance with the above sentences in this
Section 5.1, or by e-mail to the Employee's Company e-mail address, and in the event of such delivery by e-mail, the Delivery Date shall be conclusively determined to be the date when such e-mail was received on the Company's server regardless of the date when such e-mail was opened by the Employee.

         5.2 This Agreement shall be governed by and construed and enforced, in all respects in accordance with the law of the State of Texas, without regard to principles of conflicts of law, unless preempted by federal law, in which case federal law shall govern; provided, however, that the dispute resolution process in Section 5.5 shall govern in all respects with regard to the resolution of disputes hereunder.

         5.3 No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         5.4 It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

         5.5 It is the mutual intention of the parties to have any dispute concerning this Agreement resolved out of court. Accordingly, the parties agree that any claim or controversy of whatever nature arising from or relating in any way to this Agreement or the employment of the Employee by the Company, and any continuing obligations under this Agreement, including disputes arising under the common law or federal or state statutes, laws or regulations and disputes with respect to the arbitrability of any claim or controversy, shall be resolved exclusively by final and binding arbitration before a single experienced employment arbitrator selected by the parties and conducted in accordance with the agreement of the parties or as determined by the arbitrator. If the parties are unable to agree to an arbitrator, an arbitrator will be selected in


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


accordance with the Employment Dispute Resolution ("EDR") Rules of the American Arbitration Association ("AAA"). The arbitration will be conducted in League City, Texas, pursuant to the EDR Rules of the AAA, and the arbitrator shall have full authority to award or grant all remedies provided by law. Judgment upon the award may be enforced by any court having jurisdiction thereof. Each party shall pay the fees of their respective attorneys, the expenses of their witnesses, and any other expenses incurred by such party in connection with the arbitration. The prevailing party, as determined by the Arbitrator, may seek to recover its reasonable attorney fees and costs in accordance with applicable laws. Notwithstanding the foregoing provisions, either party shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any breach or the continuation of any breach of the provisions of herein.

         5.6 This Agreement shall be binding upon and inure to the benefit of the Company, and any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of the Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Employee's rights and obligations under this Agreement are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of the Company.

         5.7 This Agreement replaces and extinguishes any previous agreements and discussions pertaining to the subject matter covered herein, including the prior agreement of the parties dated November 15, 2004. This Agreement constitutes the entire agreement of the parties with regard to the terms of Employee's employment, termination of employment and severance benefits, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect to such matters. Each party to this Agreement acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party with respect to the foregoing matters which is not embodied herein, and that no agreement, statement, or promise relating to the employment of Employee by the Company that is not contained in this Agreement shall be valid or binding, except as set forth in any applicable Employee benefit plan. It is understood that, by signing below, Employee acknowledges that this Agreement supersedes any agreements or understandings regarding the subject matter covered herein made prior to the Employee signing this document. Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby, provided that any such modification must be authorized or approved by the Board of Directors or its delegate, as appropriate.

         IN WITNESS WHEREOF, the Company and Employee have duly executed this Agreement in multiple originals to be effective on the Effective Date.


                                   Eagle Broadband, Inc.


                                   By: /S/ C. J. REINHARTSEN
                                      ------------------------------------------
                                   Printed Name: C. J. REINHARTSEN
                                                --------------------------------
                                   Title: CHAIRMAN
                                         ---------------------------------------
                                   Date: 5/12/2005
                                        ----------------------------------------


                                   Employee


                                   /S/ DAVID MICEK
                                   ---------------------------------------------
                                   David Micek
                                   Date: 5/12/05
                                        ----------------------------------------


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